Exhibit 99.2

Falcon Oil & Gas Ltd.

Consolidated Financial Statements

Year Ended 31 December 2025

(Presented in U.S. Dollars)

Falcon Oil & Gas Ltd.

Consolidated Financial Statements

Year Ended 31 December 2025

Tel: 403 266 5608	BDO Canada LLP
Fax: 403 233 7833	903 - 8th Avenue SW, Suite 620
www.bdo.ca	Calgary AB T2P 0P7
Canada

Independent Auditor’s Report

To the Shareholders of Falcon Oil & Gas Ltd.

Opinion

We have audited the consolidated financial statements of Falcon Oil & Gas Ltd. and its subsidiaries (the “Company”) which comprise the consolidated statements of financial position as at December 31, 2025 and 2024, and the consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years then ended, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2025 and 2024, and their financial performance and cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS Accounting Standards”) as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 in the consolidated financial statements which indicates that the Company requires additional funding in the next twelve months after the approval of the consolidated financial statements in order to continue as a going concern. As stated in Note 2, these events or conditions, along with other matters as set forth in Note 2, raise substantial doubt on the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the International BDO network of independent member firms.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO Canada LLP

Chartered Professional Accountants
Calgary, Canada August 6, 2026

Falcon Oil & Gas Ltd.

Consolidated Financial Statements

Year Ended 31 December 2025

	Notes	Year Ended 31 December 2025 $’000	Year Ended 31 December 2024 $’000
Revenue
Oil and natural gas revenue		—	—

Other income
Other income		63	—

Expenses
Exploration and evaluation expenses		(187)	(196)
General and administrative expenses	18	(2,351)	(2,031)
Decommissioning provision	23	26	—
Foreign exchange gain		151	256

		(2,361)	(1,971)

Results from operating activities		(2,298)	(1,971)

Finance income	6	302	42
Finance expense	6	(573)	(1,036)

Net finance expense		(271)	(994)

Loss before tax		(2,569)	(2,965)

Taxation	8	(27)	—

Loss and comprehensive loss for the year		(2,596)	(2,965)

Loss and comprehensive loss attributable to:
Equity holders of the company		(2,587)	(2,958)
Non-controlling interests		(9)	(7)

Loss and comprehensive loss for the year		(2,596)	(2,965)

Loss per share attributable to equity holders of the company:
Basic and diluted	7	($0.002)	($0.003)

The notes on pages 9 to 28 are an integral part of these consolidated financial statements.

Falcon Oil & Gas Ltd.

Consolidated Statement of Financial Position

	Notes	At 31 December 2025 $’000	At 31 December 2024 $’000
Assets
Non-current assets
Exploration and evaluation assets	11	56,797	50,291
Right of use assets	17	4	—
Decommissioning deposits	14	2,798	56
Restricted cash	13	35	2,040

		59,634	52,387

Current assets
Cash and cash equivalents	12	1,282	6,823
Accounts receivable	15	173	3,031

		1,455	9,854

Total assets		61,089	62,241

Equity and liabilities
Equity attributable to owners of the parent
Share capital	16	406,684	406,684
Contributed surplus		47,446	47,446
Accumulated deficit		(412,742)	(410,155)

		41,388	43,975
Non-controlling interests		681	690

Total equity		42,069	44,665

Liabilities
Non-current liabilities
Decommissioning provision	23	17,261	16,587

		17,261	16,587

Current liabilities
Accounts payable and accrued expenses	24	1,753	989
Lease liability	17	6	—

		1,759	989
Total liabilities		19,020	17,576

Total equity and liabilities		61,089	62,241

Going Concern (Note 2)

Commitments and contingencies (Note 26)

Subsequent events (Note 27)

The notes on pages 9 to 28 are an integral part of these consolidated financial statements.

Sole Director:

‘Doug Bailey’
Doug Bailey 6 August 2026

Falcon Oil & Gas Ltd.

Consolidated Statement of Changes in Equity

	Notes	Share capital $’000	Contributed surplus $’000	Accumulated deficit $’000	Equity interests of the parent $’000	Non- Controlling interests (“NCI”) $’000	Total equity $’000
At 1 January 2024		402,120	47,379	(407,197)	42,302	697	42,999
Loss and total comprehensive loss for the year		—	—	(2,958)	(2,958)	(7)	(2,965)
Share-based compensation	19	—	67	—	67	—	67
Equity raise, net of share issuance costs	16	4,564	—	—	4,564	—	4,564

At 31 December 2024		406,684	47,446	(410,155)	43,975	690	44,665

Loss and total comprehensive loss for the year		—	—	(2,587)	(2,587)	(9)	(2,596)

At 31 December 2025		406,684	47,446	(412,742)	41,388	681	42,069

The notes on pages 9 to 28 are an integral part of these consolidated financial statements.

Falcon Oil & Gas Ltd.

Consolidated Statement of Cash flows

		Year Ended 31 December
	Notes	2025 $’000	2024 $’000
Cash flows from operating activities
Net loss for the year		(2,596)	(2,965)
Adjustments for:
Share-based compensation	19	—	67
Depreciation		—	2
Amortisation of right of use assets	17	35	—
Proceeds from sale of fixed assets		(63)	—
Net finance loss		271	994
Foreign exchange gain		(151)	(256)
Decommissioning provision	23	(26)	—
Change in non-cash working capital
Increase in accounts receivable		(50)	(16)
Increase in accounts payable		177	66

Net cash used in operating activities		(2,403)	(2,108)
Cash flows from investing activities
Interest received	6	24	42
Decommissioning provision deposits		(2,651)	—
Repayment of restricted cash - decommissioning provision		2,265	—
Legacy exploration permit bonds refunded		19
R&D tax incentive refunded		2,962	—
Proceeds from sale of fixed assets		63	—
Exploration and evaluation assets additions		(6,075)	(7,110)
Granting of ORRIs	20	—	4,000

Net cash used in investing activities		(3,393)	(3,068)
Cash flows from financing activities
Principal paid on lease liabilities		(20)	—
Interest paid on lease liabilities		(3)	—
Proceeds from equity raise	16	—	4,564

Net cash generated from financing activities		(23)	4,564
Change in cash and cash equivalents		(5,819)	(612)
Effect of exchange rates on cash & cash equivalents		278	(557)
Cash and cash equivalents at beginning of year		6,823	7,992

Cash and cash equivalents at end of year	12	1,282	6,823

The notes on pages 9 to 28 are an integral part of these consolidated financial statements.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

1.	General Information

Falcon Oil & Gas Ltd. (“Falcon”) is an oil and gas company engaged in the exploration and development of unconventional oil and gas assets. Falcon’s interests are located in Australia, Hungary and South Africa.

Falcon is incorporated in British Columbia, Canada with a registered office at 1200 Waterfront Centre, 200 Burrard Street, Vancouver BC V7X 1T2, Canada and headquartered in Dublin, Ireland. Falcon’s Common Shares were traded on Toronto’s TSX Venture Exchange (“TSX-V”) (symbol: FO.V) and AIM, a market operated by the London Stock Exchange (symbol: FOG).

The information provided herein in respect of Falcon includes information in respect of its wholly-owned subsidiaries: TXM Oil and Gas Exploration Kft., a Hungarian limited liability company (“TXM”); Falcon Oil & Gas Ireland Ltd., an Irish limited liability company (“Falcon Ireland”); Falcon Oil & Gas Holdings Ireland Ltd., an Irish limited liability company (“Falcon Holdings Ireland”); Falcon Exploration and Production South Africa (Pty) Ltd., a South African limited liability company (“Falcon South Africa”) and its 98.1% majority owned subsidiary, Falcon Oil & Gas Australia Limited, an Australian limited liability company (“Falcon Australia”) (collectively, the “Company” or the “Group”).

2.	Material accounting policies

The material accounting policies adopted by the Group are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of preparation and going concern

Prepared in accordance with International Financial Reporting Standards Accounting Standards as issued by the International Accounting Standards Board (IASB).

On 30 September 2025 Falcon and Tamboran Resources Corporation (NYSE: TBN, ASX: TBN) (“Tamboran”) entered into a transaction (“Transaction”) whereby Tamboran will acquire all of Falcon’s subsidiaries (as listed under “1. General Information”) in exchange for 6,537,503 shares of Tamboran NYSE Common Stock (the “Share Consideration”) and cash consideration of $23.7 million (the “Cash Consideration”) for non-eligible shareholders, which was approved by the Company’s shareholders on 11 March 2026. The Transaction will result in the transfer of substantially all of the Group’s assets and liabilities, and it will have no active operations going forward. Pursuant to the Transaction, eligible Falcon shareholders will exchange their common shares for the Share Consideration on the basis of approximately 0.00687 Tamboran common shares for each Falcon common share and the Cash Consideration will be paid by Tamboran into a blocked account in the name of a sanctioned shareholder. The Transaction closed 28 May 2026 (Note 27). Furthermore, as agreed as part of the Transaction, Tamboran has, subject to certain conditions, agreed to use commercially reasonable endeavours to pay any cash calls or credit support required to be paid by Falcon, in accordance with the terms of the Beetaloo Joint Operating Agreement and the APA Development Agreement as applicable from the 30 September 2025.

As of 31 December 2025 the Group had $1.3 million of cash and cash equivalents however that money has been expended at the date of the approval of these financial statements. Tamboran has provided funding in the intervening period to ensure Falcon continues to meet its obligations as they fall due, and Tamboran has confirmed its continuing support of the residual company going forward. In addition to this, Falcon has submitted a Research and Development tax Incentive application for approximately $2 million subsequent to the balance sheet date and has received additional cash resources for the Group towards its own operating costs (Note 27).

The sale of substantially all of the operations results in the existence of a material uncertainty, which may cast substantial doubt over the Group’s ability to continue as a going concern, and therefore, it may be unable to realise its assets and discharge its liabilities in the normal course of business. The financial statements do not include adjustments that would result if the Group was unable to continue as a going concern.

Having given due consideration to the Transaction as noted above and the cash requirements of the Group, management and those charged with governance has a reasonable expectation that the Group will have adequate resources to meet its obligations.

For this reason, the Board continues to adopt the going concern basis in preparing these consolidated financial statements which assumes the Group will be able to meet its liabilities as they fall due for the foreseeable future.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

2.	Material accounting policies (continued)

Standards, interpretations and amendments to published standards

The following were adopted on 1 January 2025 but have no material impact on the financial statements:

New standards, interpretations and amendments effective for periods beginning 1 January 2025	Effective date

Lack of exchangeability (amendments to IAS 21)	1 January 2025

Several new standards and amendments to existing standards and interpretations, which have been issued by the IASB, and which are expected to apply to the Group are not yet effective and have not been applied in preparing these financial statements. The Group does not expect the adoption of these new standards and interpretations, to have a material impact on the financial statements as they are neither relevant, nor significant nor require accounting which is inconsistent with the Group’s current accounting policies apart from IFRS 18, which the Group is currently evaluating.

New standards, interpretations and amendments applicable to future periods	Effective date

Amendments to the classification and measurement of financial instruments—amendments to IFRS 9 and IFRS 7	1 January 2026

Annual Improvements to IFRS accounting standards - IFRS 10, IFRS 9, IFRS 1, IAS 7, IFRS 7	1 January 2026

IFRS 19 Subsidiaries without public accountability: disclosures	1 January 2027

IFRS 18 Presentation and disclosure in financial statements	1 January 2027

Historical cost convention

The consolidated financial statements have been prepared on the historical cost basis with the exception of share options which are measured at fair value.

Foreign currency translation

(i) Functional and presentation currency

The consolidated financial statements are presented in United States dollars (“$”). All amounts, except as otherwise indicated, are presented in thousands of dollars. The functional currency for group subsidiaries is United States dollars.

“CDN$” where referenced in the financial statements represents Canadian dollars, “£” represent British pounds sterling, “HUF” represents Hungarian forints and “A$” represents Australian dollars.

(ii) Transactions and balances

Transactions in foreign currencies are translated to United States dollars, at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated to United States dollars at the period end exchange rate. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date that the fair value was determined. Foreign currency differences arising on translation are recognised in the statement of operations and comprehensive loss.

Basis of consolidation

These consolidated financial statements include the accounts of Falcon and its subsidiaries. Where the Company has control over an investee, it is classified as a subsidiary. The Company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee, and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Non-controlling interests (“NCI”) in the net assets of consolidated subsidiaries are identified separately from Falcon’s equity. Non-controlling interests consists of the non–controlling interest at the date of the change in ownership plus the non-controlling interest’s share of changes in equity since that date.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

All of Falcon’s subsidiaries are wholly owned except for Falcon Australia of which 98.1% of the outstanding ordinary shares are owned by Falcon. The consolidated financial statements include non-controlling interests representing the 1.9% portion of Falcon Australia’s assets and liabilities not controlled by Falcon. The reporting dates of the Company and its subsidiaries have the same reporting dates.

Intercompany balances, transactions, and any unrealised income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

Joint operations

The Group accounts for its interests in joint operations by recognising its share of assets, liabilities, revenues and expenses in accordance with its contractually conferred rights and obligations, for details on the work commitments please refer to Note 26.

Trade payables

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

Overriding Royalty Interest

A financial liability will arise in relation to the Overriding Royalty Interests (“ORRI”) on the Group’s exploration licence when an obligation will exist, which would occur when production commences. For further details on ORRIs please refer to Note 20.

Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognised as a deduction from equity, net of any tax effects.

Accumulated deficit

Accumulated deficit is all other net losses and transactions not recognised anywhere else.

Equity interests of the parent

Equity interests of the parent equates to the total for share capital, contributed surplus and accumulated deficit, but does not include a NCI.

Total equity

Total equity equates to the total for share capital, contributed surplus and accumulated deficit and NCI.

Property, plant and equipment and intangible exploration assets

(i) Recognition and measurement

Exploration and evaluation (“E&E”) expenditures

Pre-license costs are recognised in the statement of operations and comprehensive loss as part of exploration and evaluation expenses as incurred.

E&E costs, including the costs of acquiring licenses and directly attributable general and administrative costs, initially are capitalised under full cost accounting, as either tangible or intangible exploration and evaluation assets according to the nature of the assets acquired. The costs are accumulated pending determination of technical feasibility and commercial viability.

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, or (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For purposes of impairment testing, E&E assets are allocated to cash-generating units (“CGUs”), which consist of the Group’s Australian exploration project which is pending the determination of proven or probable reserves, for details see Note 11.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

2.	Material accounting policies (continued)

The technical feasibility and commercial viability of extracting a resource is considered to be determinable when proven reserves are determined to exist. A review of each exploration license or field is carried out, at least annually, to ascertain whether proven reserves have been discovered. Upon determination of proven reserves, intangible exploration and evaluation assets attributable to those reserves are first tested for impairment and then reclassified from E&E assets to a separate category within tangible assets referred to as oil and natural gas interests.

Proceeds from disposal or farm-in transactions of intangible exploration assets are used to reduce the carrying amount of the assets. When proceeds exceed the carrying amount, the difference is recognised as a gain. When the Group disposes of its full interests, gains or losses are recognised in accordance with the policy for recognising gains or losses on the sale of plant, property and equipment.

Costs incurred for assets impaired and deemed to have no future commercial viability are expensed through the statement of operations and comprehensive income/loss.

Development and production costs

Items of property, plant and equipment, which include oil and gas development and production assets, are measured at cost less accumulated depletion and depreciation and accumulated impairment losses. Development and production assets are grouped into CGUs for impairment testing. When significant parts of an item of property, plant and equipment, including oil and natural gas interests, have different useful lives, they are accounted for as separate items (major components).

Gains and losses on disposal of an item of property, plant and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognised net within “other income” or “other expenses” in the statement of operations and comprehensive loss.

Other fixed assets

Costs incurred on office fixtures and fittings are stated at historical cost less accumulated depreciation and any recognised impairment.

(ii) Subsequent costs

Costs incurred subsequent to the determination of technical feasibility and commercial viability and the costs of replacing parts of property, plant and equipment are recognised as oil and natural gas interests only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognised in the statement of operations and comprehensive loss as incurred. Such capitalised oil and natural gas interests generally represent costs incurred in developing proved and / or probable reserves and bringing in or enhancing production from such reserves and are accumulated on a field or geotechnical area basis. The carrying amount of any replaced or sold component is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in the statement of operations and comprehensive loss as incurred.

Share-based compensation

Share-based compensation is measured at fair value at the grant date and expensed over the vesting period with a corresponding increase to contributed surplus. The amount recognised as expense is adjusted for an estimated forfeiture rate for options that will not vest, which is adjusted as actual forfeitures occur, until the shares are fully vested. Consideration paid upon the exercise of stock options, together with corresponding amounts previously recognised in contributed surplus, is recorded as an increase to share capital.

Provisions

A provision is recognised if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are not recognised for future operating losses.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

2.	Material accounting policies (continued)

(i) Decommissioning provisions

The Company’s activities give rise to dismantling, decommissioning and site disturbance remediation activities. Provision is made for the estimated cost of site restoration and capitalised in the relevant asset category.

Decommissioning provisions are measured at the present value of management’s best estimate of expenditure required to settle the present obligation at the statement of financial position date. Subsequent to initial measurement, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. For the Hungarian provision an increase in the provision due to the passage of time is recognised as a finance cost and increases / decreases due to changes in the estimated future cash flows are recorded through the statement of operations and comprehensive income/loss given the asset is impaired. For the Australian provision any increases to the provision are recognised as an adjustment to the exploration and evaluation assets. Actual costs incurred upon settlement of the decommissioning provisions are charged against the provision to the extent the provision was established.

Contributed surplus

Contributed surplus represents the corresponding entry to the expense recognised in the consolidated statement of operations and comprehensive loss for share-based compensation.

Segment reporting

The operating segment is reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (“CODM”), details of which are discussed in Note 5. The CODM is considered to be the Board of Directors.

Finance income and expenses

Finance income includes interest income which is recognised as it accrues in the statement of operations and comprehensive loss, using the effective interest method. Finance income may also include foreign currency gains related to financing facilities.

Finance expense comprises accretion of the discount on provisions and may also include foreign currency losses, reported related to financing facilities.

Government grants

Government grants (applicable to Australian R&D Tax Incentives) related to assets, including non-monetary grants at fair value, are presented in the statement of financial position by deducting the grant in arriving at the carrying amount of the asset. Government grants related to assets, including non-monetary grants at fair value are not recognised until there is reasonable assurance that the Company will comply with the conditions attaching to them and the grants will be received.

Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognised in the statement of operations and comprehensive loss except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised using the statement of financial position method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognised for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

2.	Material accounting policies (continued)

A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Loss / earnings per share

Basic (loss) / earnings per share is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted (loss) / earnings per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effect of dilutive instruments such as options granted to employees.

Financial Instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument. All financial instruments are required to be measured at fair value on initial recognition.

Financial assets are derecognized when the contractual rights to receive the cash flows from the financial asset have expired, or when the financial asset and all substantial risks and rewards have been transferred. A financial liability is derecognized when it is extinguished, discharged, cancelled or when it expires. Financial assets are measured at amortized cost and are non-derivative financial assets with fixed or determinable payments constituted solely of payments of principal and interest that are held within a “held to collect” business model. Financial assets at amortized cost are initially recognized at the amount expected to be received, less, when material, a discount to reduce the financial assets to fair value. Subsequently, financial assets at amortized cost are measured using the effective interest method less a provision for expected losses.

Financial liabilities are measured at amortized cost and are initially measured at fair value. Transaction costs directly attributable to the issuance of the financial liability, other than financial liabilities at fair value through profit or loss, are deducted from the financial liability’s fair value on initial recognition. Transaction costs directly attributable to the issuance of financial liabilities at fair value through profit or loss are recognised immediately in profit or loss. Financial liabilities are measured subsequently at amortised cost using the effective interest method.

3.	Critical accounting estimates and judgements

Preparation of financial statements pursuant to IFRS requires a significant number of judgemental assumptions and estimates to be made. This impacts the income and expenses recognised in the statement of operations and comprehensive loss together with the valuation of the assets and liabilities in the statement of financial position. Such estimates and judgements are based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. It should be noted that the impact of valuation in some assumptions and estimates can have a material impact on the reported results.

The following are key sources of estimation uncertainty and critical accounting judgements in applying the Group’s accounting policies:

Critical judgements

(i) Exploration and evaluation assets

The carrying value of exploration and evaluation assets was $56.8 million at 31 December 2025 (2024: $50 million). The Group has determined that there are no indicators of impairment present in accordance with IFRS 6 “Exploration for and evaluation of mineral interests” regarding its Australian exploration and evaluation assets.

Renewal applications for the EPs were approved by the Northern Territory Government in May 2023 for a period of 5 years, up to 31 May 2028.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

Management’s conclusion on the facts and circumstances regarding its Australian exploration and evaluation assets required judgement based on experience and the expected progress of current exploration and evaluation activities.

(ii) Closing of Transaction

As of the date of the approval of these financial statements, the Transaction between Falcon and Tamboran, was approved by the Company’s shareholders on 11 March 2026. The terms and conditions of the Transaction are set forth in the arrangement agreement dated 30 September 2025 (the “Arrangement Agreement”) and a statutory plan of arrangement (the “Plan of Arrangement”). The Company exercised judgement in determining that the sale was not highly probable at 31 December 2025 as it was subject to shareholder approval by both the Company and Tamboran and the results were not certain. Falcon appeared before the Supreme Court of British Columbia (the “Court”) on 26 March 2026 seeking the Court’s order to approve the Transaction. Lamesa Holding S.A., a beneficial shareholder of the Company, opposed the granting of the order and appeared at the hearing. The Court approved the arrangement, subject to certain amendments to the Plan of Arrangement relating to the treatment of Falcon shareholders that are subject to sanctions. Pursuant to the Transaction, eligible Falcon shareholders will exchange their common shares for the Share Consideration on the basis of approximately 0.00687 Tamboran common shares for each Falcon common share and the Cash Consideration will be paid by Tamboran into a blocked account in the name of a sanctioned shareholder. The Transaction closed on 28 May 2026 (Note 27).

(iii) Going Concern

As at the date of the approval of these financial statements, further funding would be required as noted on page 9, however no further funding has been raised given the Transaction between Falcon and Tamboran and the terms of the Arrangement Agreement. This indicates the existence of a material uncertainty, which may cast substantial doubt over the Group’s ability to continue as a going concern, and therefore, it may be unable to realise its assets and discharge its liabilities in the normal course of business. The financial statements do not include adjustments that would result if the Group was unable to continue as a going concern. Having given due consideration to the Transaction as noted above and the cash requirements of the Group, management and those charged with governance has a reasonable expectation that the Group will have adequate resources to meet its obligations.

Critical estimates

(i) Decommissioning Provision

The decommissioning provision represents the Group’s best estimate of the costs involved in the various exploration and production licence areas to return them to their original condition in accordance with the licence terms. Management uses judgement in determining the estimates to be used for the measurement of the decommissioning provision. These estimates include certain management assumptions with regard to future costs, inflation rates, timing of cash flows and discount rates. The provision is reviewed at the end of each reporting period and adjusted to reflect the current best estimate of the expected future cashflows. For further details please refer to Note 23.

4.	Management of capital

The Group’s objectives when managing capital (i.e. share capital, contributed surplus and accumulated deficit) are to safeguard its ability to continue as a going concern in order to explore and develop its petroleum and natural gas properties. The Group manages the components of shareholders’ equity and makes adjustments to these components in response to the Group’s business objectives and the economic climate. To maintain or adjust its capital structure, the Group may issue new common shares or debt instruments or borrow money or acquire or convey interests in other assets. The Group does not anticipate the payment of dividends for twelve months from the date of these financial statements. The total equity at 31 December 2025 is $42 million (2024: $44.7 million).

The Group’s investment policy is to hold excess cash in highly-liquid, short-term instruments, such as rolling deposits with major European, Australian, Canadian or United States financial institutions, with initial maturity terms of zero to twelve months from the original date of acquisition, selected with regard to the Group’s anticipated liquidity requirements.

5.	Segment information

Based on internal reporting information, it was determined that there are three reportable segments. The Group’s operations are in the petroleum and natural gas industry with its principal business activity being in the exploration and development of petroleum and natural gas properties. The Group has no producing petroleum and natural gas properties, the Group has unproven petroleum and natural gas interests in Australia, South Africa and Hungary.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

The key performance measures reviewed for the segment which management believes are the most relevant information when evaluating the results of the Group are:

•	the progress and extent to which farm-in agreements have been executed over the Group’s acreage; and

•	cash flow, capital expenditure and operating expenses.

An analysis of the geographic areas is as follows:

	Australia	South Africa	Hungary	Other	Total
	$’000	$’000	$’000	$’000	$’000
Year ended 31 December 2025:
Net loss (i)	(886)	(60)	(438)	(1,203)	(2,587)
Non-current assets (ii)	57,213	—	2,376	35	59,624

Year ended 31 December 2024:
Net loss (i)	(768)	(60)	(875)	(1,255)	(2,958)
Non-current assets (ii)	50,291	—	2,008	32	52,331

(i)	Net loss attributable to equity holders of the company.
(ii)	Non-current assets consist of exploration and evaluation assets, restricted cash and decommissioning provision deposits.

6.	Finance income and expense

		For the year ended 31 December
		2025	2024
	Notes	$’000	$’000
Finance income
Interest income on bank deposits		24	42
Net foreign exchange gain		278	—

		302	42
Finance expense
Accretion of decommissioning provisions	23	(565)	(477)
Interest expense – lease liabilities	17	(8)	—
Net foreign exchange loss		—	(559)

		(573)	(1,036)

Net finance expense		(271)	(994)

7.	Net loss per share

Basic and diluted loss per share is calculated as follows:

	For the year ended 31 December
	2025	2024
	$’000	$’000
Loss attributable to equity holders of the company	(2,587)	(2,958)

Weighted average number of common shares in issue - (thousands)	1,109,142	1,088,406

Loss / diluted loss per share	($0.002)	($0.003)

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

Future shares issuable under the Group share option plan would be anti-dilutive as those shares would reduce the loss per share.

8.	Income taxes

A reconciliation of the expected tax benefit computed by applying the combined federal and provincial Canadian tax rates of 26% (2024: 26%) to the loss before tax to the actual tax result is as follows:

	For the year ended 31 December
	2025	2024
	$’000	$’000
Loss before tax	(2,596)	(2,965)
Computed income tax benefit	(675)	(771)
Decrease in income taxes resulting from:
Effect of foreign income tax rates	122	236
Non-deductible share-based compensation	—	17
E&E allowable expenses	(1,637)	(1,446)
Net of non-deductible and deductible expenses	139	161
Net capital gain	—	831
Change in deferred tax benefits not recognised	2,078	972

	27	—

The Group’s deductible temporary differences included in the Group’s unrecognised deferred tax asset are as follows:

		At 31 December
	2025	2024
	$’000	$’000
Trading losses	169,287	152,410
E&E assets and property, plant and equipment	76,465	61,805
Other	141	141
Allowable capital losses	122,356	122,356

	368,249	336,712

The Group’s accumulated trading losses carried forward as at 31 December 2025 to reduce future years’ taxable income are as follows:

	2025 $’000	2025 Expiration	2024 $’000	2024 Expiration
Canada(ii)	33,872	2027 to 2045	33,083	2026 to 2044
Hungary(i)	50,856	2026 to 2030	42,795	2025 to 2030
Australia	70,018	No expiration	63,074	No expiration
Ireland	14,541	No expiration	13,458	No expiration

	169,287		152,410

(i)

A change in Hungarian corporate income tax regulations in 2019, allows tax losses accumulated between 2004 and 2014 to be utilized up to and including the year ended 2030. Losses generated from 2015 onwards are available for utilization for 5 tax years following the subject tax year.

(ii)	Tax losses expire after 20 years in Canada.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

The other deductible temporary differences do not expire under current tax legislation. Deferred tax assets have not been recognised in respect of the tax losses, exploration and evaluation assets and other as it is not probable that future tax profit will be available against which the Group can utilise these benefits in the foreseeable future.

9.	Directors’ remuneration & transactions with key management personnel

Executive directors’ remuneration is analysed as follows:

Executive director(i)	Year	Salary $’000	Other $’000	Bonus $’000	Share- based payment(ii) $’000
Philip O’Quigley	2025	514	5	—	—
	2024	491	5	—	17
Anne Flynn	2025	218	27	—	—
	2024	178	21	—	26

(i)	Executive director’s remuneration is fixed by the Compensation Committee of the Board.
(ii)	Share-based payments represent the non-cash expense attributable to the relevant options held by each Director. For further details on share-based payments, refer to Note 19.

Non - executive directors

	Director fees(i)		Share - based payments
	2025	2024	2025	2024
	$’000	$’000	$’000	$’000
Joe Nally	60	60	—	3
Gregory Smith	50	50	—	2
Tom Layman	100	100	—	19

	210	210	—	24

(i)	Directors’ remuneration is fixed by the Compensation Committee of the Board.
(ii)	Share-based payments represent the non-cash expense attributable to the relevant options held by each Director. For further details on share-based payments refer to Note 19.

Transactions with key management comprising Directors and other senior management

Key management personnel comprise the Board of Directors and senior management. The remuneration of key management personnel was as follows:

	For the year ended 31 December
	2025	2024
	$’000	$’000
Directors’ fees	210	210
Salaries and other emoluments	742	677
Share-based compensation	—	67
Defined contribution pension plans	22	18

	974	972

Remuneration of Directors and senior management includes all amounts earned and awarded which are determinable by the Company’s Board of Directors and senior management.

Senior management includes the Group’s Chief Executive Officer and Chief Financial Officer.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

Directors’ fees include Board and Committee fees. Salaries and other emoluments include salary, benefits and bonuses earned or awarded during the year. Share-based compensation includes expenses related to the Company’s long-term incentive compensation.

10.	Compensation expense and auditors’ remuneration

(i) Compensation expense

The Company’s consolidated statement of operations and comprehensive loss are prepared primarily by nature of expense, with the exception of compensation costs for employees and contractors which are included in both exploration and evaluation expenses and general and administrative expenses and share-based compensation. The following is a summary of total compensation:

	For the year ended 31 December
	2025	2024
	$’000	$’000
Exploration and evaluation expenses	55	52
General and administrative expenses	1,298	1,208
Share-based compensation	—	67

	1,353	1,327

(ii)	Auditors’ remuneration

Remuneration of the auditors for the audit of the Group financial statements and other services is as follows:

	For the year ended 31 December
	2025	2024
	$’000	$’000
Audit of the Group’s consolidated financial statements	103	102
Audit of the Group’s subsidiaries pursuant to legislation	36	30
Non-audit fees: Tax fees	124	73

	263	205

The above amounts exclude Canadian GST, Australian GST and Irish VAT as applicable. The amounts exclude the reimbursement of expenses.

11.	Exploration and evaluation assets – Australia

		For the year ended 31 December
		2025	2024
	Note	$’000	$’000
At 1 January		50,291	51,287
Additions		6,569	5,804
R&D tax incentive receivable		—	(2,941)
Grant of ORRIs	20	—	(4,000)
Decommissioning provision		(63)	141

At 31 December		56,797	50,291

Exploration and evaluation assets consist of the Group’s Australian exploration project which is pending the determination of proven or probable reserves.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

12.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held on call with banks, other short term highly liquid investments with initial maturities of three months or less at inception.

	At 31 December
	2025	2024
	$’000	$’000
Cash	1,282	6,823

	1,282	6,823

13.	Restricted cash

Restricted cash includes cash held by financial institutions as collateral for ongoing Group operations. In January 2015, the Group placed $2 million on deposit for the benefit of the Hungarian mining authority as a security deposit with regards to the Group’s decommissioning obligations. In September 2025, this deposit was released from restricted cash and deposited directly to an account held by the Hungarian mining authority.

	At 31 December
	2025	2024
	$’000	$’000
Restricted cash	35	2,040

	35	2,040

14.	Decommissioning deposits

Mainly related to monies placed on deposit with local governments to cover future decommissioning obligations.

	At 31 December
	2025	2024
	$’000	$’000
Deposit paid re. Hungarian decommissioning obligations	2,376	—
Deposit paid re. Australian decommissioning obligations	417	51
Other non-current deposits	5	5

	2,798	56

15.	Accounts receivable

	At 31 December
	2025	2024
	$’000	$’000
Other receivables	18	16
Australian R&D tax incentive receivable and bonds	—	2,960
Prepayments	155	55

	173	3,031

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

16.	Share capital

As at 31 December 2025 and 2024, the Company was authorised to issue an unlimited number of common shares, without par value. The following are the rights, preferences and restrictions attaching to the common shares:

•	The Shareholders are entitled to one vote per Common Share at a shareholder meeting;

•	The Company’s articles do not impose any pre-emptive rights upon the transfer of the Common Shares;

•

Subject to the Business Corporations Act (British Columbia, Canada) (“BCA”) and any regulatory or stock exchange requirements applicable to the Company, the articles of the Company do not contain any provisions relating to mandatory disclosure of an ownership interest in the Common Shares above a certain threshold;

•

Shareholders are entitled to receive, on a pro rata basis, such dividends, if any, as and when declared by Falcon’s board of directors at its discretion from funds legally available therefor, and upon the liquidation, dissolution or winding up of Falcon are entitled to receive on a pro rata basis the net assets of Falcon after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. All rights are the same for residents or non-residents of Canada;

•

Annual general meetings must be held at least once in each calendar year and not more than 15 months after the last annual reference date. The directors may, whenever they see fit, call a meeting of Shareholders. The Company must send notice of the shareholder meeting at least 21 days before the meeting. A quorum for a meeting of Shareholders is two persons who are, or who represent by proxy, Shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting. If there is only one Shareholder entitled to vote at a meeting of Shareholders, the quorum is one person who is, or who represents by proxy, that Shareholder, present in person or by proxy, may constitute the meeting; and

•	Pursuant to the BCA, the Company may by special resolution of the Shareholders vary or delete any special rights or restrictions attached to the Common Shares.

The following is a reconciliation of issued and outstanding common shares:

	Number of shares	Share capital $’000
At 1 January 2024	1,044,347,425	402,120

Equity raise proceeds 2024	64,794,087	4,865
Equity raise expenses 2024	—	(301)

	64,794,087	4,564

At 31 December 2024	1,109,141,512	406,684

At 31 December 2025	1,109,141,512	406,684

On 22 April 2024 Falcon announced it had raised gross proceeds of $4.9 million, through a subscription and placing, for 64,794,087 Common Shares at an Issue Price of £0.06 per share. The settlement of the subscription and placing was completed in two tranches.

The settlement and admission of the Common Shares forming part of the First Admission (being 58,155,490 Common Shares) became effective and dealings commenced on 26 April 2024. The settlement of the Common Shares forming part of the Second Admission (being 6,638,597 Common Shares) and the admission became effective and dealings in those Common Shares commenced on 7 May 2024.

The 64,794,087 Common Shares could not trade on the TSX Venture Exchange Market until the date that was four months and a day after the day of issuance.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

17.	Leases

Right of use assets

	Office	Office – Total
Cost:
At 1 January 2025	—	—
Additions	39	39

At 31 December 2025	39	39

Amortisation:
At 1 January 2025	—	—
Amortisation for the period	35	35

At 31 December 2025	35	35

Net book value:
At 31December 2025	4	4

Lease liability

	Office	Total
At 1 January 2025	—	—
Additions	39	39
Lease payments	(43)	(43)
Interest expense	8	8
Foreign exchange	2	2

At 31 December 2025	6	6

Falcon Ireland leases an office in Dublin, Ireland which has a quarterly fixed payment over the lease term which expired in April 2026, with an agreement to extend the lease term to June 2026.

18.	General and administrative expenses

		For the year ended 31 December
	Notes	2025 $’000	2024 $’000
Accounting and audit fees		(297)	(235)
Consulting fees		(69)	(63)
Legal fees		(260)	(53)
Investor relations		(288)	(265)
Office and administrative costs		(132)	(115)
Payroll and related costs		(1,038)	(945)
Directors’ fees — Group and subsidiaries		(232)	(236)
Travel and promotion		(35)	(52)
Share-based compensation	19	—	(67)

		(2,351)	(2,031)

19.	Share-based compensation

The Group, in accordance with the policies of the TSX-V, may grant options to directors, officers, employees and consultants, to acquire up to 10% of the Group’s issued and outstanding common stock. The exercise price of each option is based on the market price of the Group’s stock at the date of grant, which may be discounted in accordance with TSX-V policies. Volatility is calculated based on the standard deviation of the share price movement over the expected life of the options granted. The exercise price of all options granted to date has been based on the market price of the Group’s stock at the date of grant, and no options have been granted at a discount to the market price. The options can be granted for a maximum term of five years. The Group records compensation expense over the vesting period based on the fair value at the grant date of the options granted. These amounts are recorded as contributed surplus.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

19.	Share-based compensation (continued)

Any consideration paid on the exercise of these options together with the related contributed surplus associated with the exercised options is recorded as share capital.

The Group incurred no share-based expense during the year ended 31 December 2025 (2024: $67,000).

A summary of the Group’s stock option plan as of 31 December 2025 and 31 December 2024 and changes during the periods then ended, is presented below:

The exercise prices of the outstanding Options are as follows:

	Year ended 31 December 2025		Year ended 31 December 2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at beginning of period	59,750,000	£0.11	59,750,000	£0.11

Outstanding at end of period	59,750,000	£0.11	59,750,000	£0.11

Exercisable at end of period	59,750,000	£0.11	59,750,000	£0.11

The exercise prices of the outstanding Options are as follows:

	Options	Exercise price	Date of Expiry		Weighted average contractual life remaining (years)
18 February 2021	21,500,000	£0.08	17 February 2026	(i)	.13
18 February 2021	16,500,000	£0.12	17 February 2026	(i)	.13
10 September 2021	3,000,000	£0.10	9 September 2026		.69
6 June 2022	16,250,000	£0.15	5 June 2027		1.43
29 November 2022	2,500,000	£0.15	28 November 2027		1.91

	59,750,000	£0.11

(i)	Options with an expiry date of 17 February 2026 expired unexercised.

20.	Overriding royalties

On 18 April 2024 Falcon announced that Falcon Australia had agreed to grant Daly Waters Energy, LP (“Daly Waters”) and a major US-based energy industry service provider an ORRI over Falcon Australia’s working interests in the Beetaloo Sub-basin EPs in return for cash payments of $3 million and $1 million, respectively.

Falcon Australia agreed to grant:

•

to Daly Waters, in consideration for a cash payment of $3 million, an ORRI of 6.0% in respect of the area around the Pilot Project, measuring 51,200 acres, in which Falcon Australia has a 5% working interest, and an ORRI of 1.3333% in respect of the remaining 4.52 million acres; and

•

to a major US-based energy services provider, in consideration for a cash payment of $1 million, an ORRI of 2% in respect of the area around the Pilot Project, measuring 51,200 acres, and an ORRI of 0.4444% in respect of the remaining 4.52 million acres.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

20.	Overriding royalties (continued)

Other ORRIs granted in previous years over Falcon Australia’s 22.5% working interest are as follows:

•	2% ORRI to Sheffield Holdings LP (“Sheffield”)

•	1% ORRI Malcolm John Gerrard, Territory Oil & Gas LLC and Tom Dugan Family Partnership LLC (“TOG Group”)

In accordance with local law and regulations, Falcon Australia’s acreage interests are also subject to combined government and Northern Land Council royalties on production values of up to approximately 12%. No liability has been recognised with respect to the overriding royalties given the associated EPs do not have commercially producing wells and have not generated revenue to date.

21.	Determination of fair values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and / or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

Cash & cash on deposit, restricted cash, accounts receivable, accounts payable and accrued expenses

As at 31 December 2025 and 31 December 2024, the fair value of cash and cash on deposit, restricted cash, and accounts receivable, accounts payable and accrued expenses approximated their carrying value due to their short term to maturity.

22.	Financial Instruments and risk management

(i) Fair Value

The following tables provide fair value measurement information for financial assets and liabilities as at 31 December 2025 and 2024. The carrying value of cash and cash on deposit, restricted cash, accounts receivable, and accounts payable and accrued expenses included in the consolidated statement of financial position approximate fair value due to the short term nature of those instruments. Financial assets in the table below are measured at amortised cost.

	31 December 2025		31 December 2024
	Carrying value $’000	Fair value $’000	Carrying value $’000	Fair value $’000
Financial assets:
Cash and cash equivalents including restricted cash	1,317	1,317	8,863	8,863
Financial Liabilities:
Other financial liabilities
Accounts payable and accrued expenses	1,753	1,753	989	98
Lease liability	6	6	—

(ii) Financial risk disclosures

The Company thoroughly examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, market risk and other price risks.

Credit Risk

The Company’s credit risk is limited to cash, receivables and restricted cash. The Group maintains cash accounts at five financial institutions. The Group periodically evaluates the credit worthiness of financial institutions. The Group believes that credit risk associated with cash is minimal. The Group notes the most recent credit ratings per Fitch for its main financial institutions as follows; National Australia Bank Limited at AA-, The Bank of Nova Scotia, AA- and Bank of Ireland at BBB+.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

22.	Financial Instruments and risk management (continued)

Liquidity Risk

The Group has in place a planning and budgeting process to help determine the funds required to support the Group’s normal operating requirements on an ongoing basis and its planned capital expenditures.

The following are the contractual maturities of financial liabilities, including estimated interest payments:

	Carrying amount $’000	Contractual cash flows $’000	One year or less $’000	One to three years $’000
Non-derivative financial liabilities
Accounts payable and accrued expenses:
31 December 2025	1,753	1,753	1,753	—
31 December 2024	989	989	989	—
Lease liability
31 December 2025	6	6	6	—
31 December 2024	—	—	—	—

Currency Risk

Financial instruments that impact the Group’s net loss due to currency fluctuations include Canadian dollar, Hungarian forint, Euro, British pound sterling and Australian dollar denominated cash and cash on deposit, accounts receivable, reclamation deposits and accounts payable.

Interest Rate Risk

The Group has no significant exposure to interest rate risk as the Company has no debt.

23.	Decommissioning Provision

A reconciliation of the decommissioning provision for the years ended 31 December 2025 and 2024 is provided below:

	2025	2024
	$’000	$’000
Balance as at beginning of year	16,587	16,204
Revision to Hungarian provision	(26)	—
Additions to Beetaloo working interests	62	105
Revision to previous Beetaloo decommissioning provision	(125)	37
Foreign exchange revaluation	198	(236)
Accretion	565	477

Balance as at end of year – non-current	17,261	16,587

The Group’s decommissioning provision results from its ownership interest in oil and natural gas assets. The total decommissioning provision is estimated based on the Group’s net ownership interest in the wells, estimated costs to reclaim and abandon these wells and the estimated timing of the costs to be incurred in future years.

The Group has estimated the net present value of the decommissioning provision for its Hungarian well interests to be $14.4 million as at 31 December 2025 (2024: $14 million) based on an undiscounted total future liability of $16.7 million (2024: $16.4 million). These payments are expected to be made in approximately 4 years. The discount factor, being the risk-free rate related to the liability, was 3.64% as at 31 December 2025 (2024: 3.23%). The inflation factor related to the liability, was 2.32% as at 31 December 2025 (2024: 2.45%). A 1% increase / (decrease) in the discount rate will (decrease) / increase the provision by ($544,000) / $571,000.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

23.	Decommissioning Provision (continued)

The estimated net present value of the decommissioning provision for its Australian Beetaloo well interests is $2.78 million as at 31 December 2025 (2024: $2.5 million) based on an undiscounted total future liability of $6.5 million (2024: $5.8 million). These payments are expected to be made between 2-29 years. The discount factors, being the risk-free rate related to the liability, were 4.056% and 5.213% respectively as at 31 December 2025 (2024: 3.82% and 4.83% respectively). The inflation factor related to the liability, was 2.5% as at 31 December 2025 (2024: 2.5%). A 1% increase / (decrease) in the discount rate will (decrease) / increase the provision by ($448,000) / $575,000.

24.	Accounts payable and accrued expenses

	At 31 December
	2025	2024
	$’000	$’000
Current
Accounts payable	1,399	475
Accrued expenses	354	514

	1,753	989

25.	Related party transactions

Key management personnel

Disclosures with regard to key management personnel are included in Note 9.

Other than key management compensation disclosed in Note 9, there were no other related party transactions during the period.

26.	Commitments and contingencies

Work program commitments

Australia - Beetaloo Sub-basin, Northern Territory, Australia

The Group planned a drilling programme which commenced in 2015 with its farm-in partners. Work recommenced in 2019 following the moratorium on hydraulic fracturing.

Since April 2020 Falcon Australia holds a 22.5% PI in the EPs and there was also an overall cost cap of A$263.8 million resulting from farm out transactions agreed to up to that date. In October 2022, Falcon Australia was granted an additional carry on costs up to A$30 million (gross) and there was the introduction of DSUs on sole risk operations providing optionality to Falcon Australia on future wells drilled. The size of a DSU varies depending on (a) the type and length of the well to be drilled and (b) whether or not the well is a “commitment well” under the terms of the EPs, a non-commitment well creates a DSU to a maximum of 6,400 acres, while a government commitment well creates a DSU to a maximum of 25,600 acres. The optionality created by the DSUs allows Falcon to participate at its PI of 22.5% or reduce its interest as low as 0% in a particular DSU without impairing the percentage it participates in a future DSU across the acreage. The cost cap and the additional carry have now been consumed and Falcon Australia is contributing to the costs in proportion to its 22.5% PI or reduced interest as elected. A Pilot Project at the Shenandoah South location commenced in 2024 with Falcon Australia electing to reduce its PI in the first two wells of the Pilot Project to 5% and further reducing its PI in the remaining wells drilled in the Pilot Project in 2025 to 0%.

The terms of the Beetaloo Joint Venture continue to necessitate specific minimum work obligations through May 2028. Future commitments for the next two years to May 2028 include an expected gross spend of A$106,750,000 across the three exploration permits, related to drilling and multi-stage stimulations, 3D seismic survey, and sub-surface studies, with gross expenditure across EP76 of A$20,750,000, EP 98 of A$63,650,000 and EP 117 of A$22,500,000.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

26.	Commitments and contingencies (continued)

Falcon Australia’s level of future spend will be dependent on the participating interest it opts into for each of the joint operations.

South Africa - Karoo Basin, South Africa

On granting of an approved exploration right in South Africa, the Group will be required to make a payment to the South African government of approximately $0.7 million. Management does not foresee this payment falling due within the next 12 months based on the expected timeframe of being granted an approved exploration right.

Hungary - Makó Trough, Hungary

The Group is not committed to any independent technical operations in Hungary.

27.	Subsequent Events

On 28 May 2026, in accordance with the Plan of Arrangement, as amended, Tamboran Resources Corporation (“Tamboran”), through its indirect wholly owned subsidiaries, acquired from Falcon Oil & Gas Ltd. (the “Company”) all of the issued and outstanding equity interests of TXM Oil and Gas Exploration Kft., Falcon Oil & Gas Ireland Limited, Falcon Oil & Gas Holdings Ireland Limited and Falcon Exploration and Production South Africa (Pty) Ltd., together with the Company’s approximately 98.1% interest in Falcon Oil & Gas Australia Limited (“Falcon Australia”) (the “Transaction”). The consideration for the Transaction comprised 6,537,503 shares of Tamboran common stock (the “Share Consideration”) and cash consideration of US$23,663,080 (the “Cash Consideration”) as provided in the Plan of Arrangement. In connection with the Transaction, a note receivable due from Falcon Australia was assigned by the Company to a subsidiary of Tamboran.

All of the Company’s existing common shares were cancelled and one common share was issued to NorthHelm Advisory Ltd., which became the sole shareholder of the Company. Each option to acquire common shares of the Company granted under the Company’s stock option plan dated 19 November 2004, as amended, that was outstanding immediately before completion, whether vested or unvested, was deemed surrendered to the Company for termination and cancelled immediately before completion. The existing directors and officers of the Company resigned and Doug Bailey was appointed Sole Director and Chief Executive Officer.

At the hearing held on 26 March 2026, the Supreme Court of British Columbia approved the arrangement subject to amendments to the Plan of Arrangement relating to the treatment of the Company’s shareholders subject to sanctions. The order approving the amended Plan of Arrangement was issued and entered on 14 April 2026 (the “Court Order”). On 5 May 2026 Tamboran received an amended licence from the Office of Foreign Assets Control of the United States Department of the Treasury permitting the parties to complete the Transaction as modified by the Court Order.

As at 31 December 2025 the Plan of Arrangement had been agreed and announced but had not been approved by the Company’s shareholders, Tamboran’s stockholders or the Court and remained subject to other closing conditions.

Pursuant to the Court Order, a shareholder subject to sanctions holding 157,083,634 common shares was deemed to have exercised its right to dissent in respect of the special resolution approving the Transaction, and is entitled to the greater of the Cash Consideration and the fair value of those shares as at 10 March 2026, determined in accordance with section 245 of the Business Corporations Act (British Columbia). Under the Court Order, the Company and Tamboran are jointly and severally liable to pay that shareholder the greater of the Cash Consideration and, to the extent that fair value exceeds it and only on the basis determined by the Court, the payout value (the “Payout Value”). The Court Order directs Tamboran to remit the Payout Value, if any, into an existing blocked account maintained at a United States financial institution in the name of that shareholder in accordance with applicable sanctions laws. The Payout Value has not been agreed or determined.

Following completion of the Transaction, the Company’s common shares were delisted from the TSX Venture Exchange effective at the close of business on 29 May 2026, and admission of the Company’s common shares to trading on AIM was cancelled with effect from 7:00 a.m. (London time) on 1 June 2026. On 3 July 2026 the Company applied to cease to be a reporting issuer in Canada (the “Reporting Issuer Application”). As at the date these financial statements were authorised for issue, the Reporting Issuer Application had not been determined.

Falcon Oil & Gas Ltd.

Notes to the Consolidated Financial Statements

Year Ended 31 December 2025

On 29 July 2026 Falcon Australia received approximately AUD$3.1 million from the Australian Taxation Office, comprising a research and development (“R&D”) tax incentive of AUD$3.0 million (approximately US$2.0 million) in respect of a claim submitted in April 2026 relating to expenditure incurred in 2024, together with interest of AUD$0.1 million.

There were no other significant changes in the state of affairs of the Company that occurred since the year end of the year under review.

28.	Approval of financial statements

These Consolidated Financial Statements were approved by the Sole Director and authorised for issue on 6 August 2026.

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